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                                                                   Exhibit 10.23

[GRACE LOGO]                                      W. Brian McGowan
                                                  Senior Vice President
                                                  CORPORATE ADMINISTRATION

                                                  W. R. Grace & Co.
                                                  1750 Clint Moore Road
                                                  Boca Raton, FL 33487-2707

                                                  Phone: (561) 362-1918




April 1, 1999

Mr. P. J. Norris
Chairman, President & CEO
W.R. Grace & Co.

Dear Paul,

Per our discussions earlier this week, following is a summary of the employment status, compensation, relocation and other related arrangements that we agreed to with respect to my personal relocation to Columbia, Maryland:

1. I will relocate to Columbia, Maryland approximately mid-year 1999, following the task of relocating and closing the Corporate Office in Boca Raton and the set-up of the new facilities for litigation, tax, PwC and the IRS. I will occupy temporary housing in Columbia through June 2001, at which time my wife Dotty will join me after our son completes high school in Boca Raton.

2. I will be eligible for the Productivity Effectiveness Program (PEP) relocation features including, but not limited to, Boca Raton home sale, Columbia home purchase at the time Dotty relocates, the miscellaneous allowance, the state income tax lump-sum and the movement of household goods to Columbia.

3. A housing allowance of $2,500 per month for the period May 1, 1999 through June 30, 2001.

4. By December 31, 2000, we will reach mutual agreement for me to either stay with the Company for an extended agreed upon period beyond June 30, 2001, or resign as of June 30, 2001. In either case, however, voluntary resignation or resignation at the Company's request, I will be eligible for the current PEP separation arrangements including, but not limited to, severance, vesting of stock options and prorated restricted stock, if applicable. Following my relocation in June 2001, I will become an employee at will.

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5.       Only if mutual agreement is reached to extend my employment beyond June
         30, 2001, would I be eligible for sale of my Boca Raton home and Columbia, Maryland house purchase, including relocation of household goods, to be completed at about that time. Otherwise, I would then be eligible for the PEP Severance Program.

6. Consideration for third quarter 1999 stock options or other similar value award based on facilitation of a successful move to Columbia.

As we discussed, these arrangements do not include any provision for commuting expenses, to and from Columbia, for either me or members of my family.

This letter constitutes all the employment status, compensation and relocation arrangements agreed to in relation to my move to Columbia, Maryland.

Sincerely,

Agreed and Accepted:


-------------------------
           P. J. Norris


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               Date


cc:      W. L. Monroe

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